SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________________________

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2011

99¢ ONLY STORES
(Exact Name of Registrant as Specified in Charter)

California	1-11735	95-2411605
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 East Union Pacific Avenue
City of Commerce, California	90023
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 980-8145

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

In connection with a proposed financing package to fund the previously announced acquisition (the “Acquisition") of 99c Only Stores (the “Company") by an entity controlled by Ares Corporate Opportunities Fund III, L.P. and the Canada Pension Plan Investment Board, the Company is providing certain information discussed herein to potential lenders and investors. Although there can be no assurances, based on the current transaction plans and subject to receipt of shareholder approval, the Acquisition is targeted to close in January 2012.

The Company’s same-store sales for the four week period ended October 29, 2011 was 7.4%. The Company’s same-store sales for the four week period ended November 26, 2011 was 9.4%. Based on preliminary, partial period financial results, when normalized for non-recurring legal expenses and accruals, operating margin for the eight week period ended November 26, 2011 is expected to be in-line with the operating margin realized in the comparable period of the prior fiscal year.

Where You Can Find Additional Information

In connection with the Acquisition, the Company has filed a preliminary proxy statement and other materials with the Securities and Exchange Commission (the "SEC"). THE COMPANY URGES INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT AND THE OTHER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE ACQUISITION. Investors may obtain free copies of the definitive proxy statement (when available) as well as other filed documents containing information about the Company at http://www.sec.gov, the SEC's free internet site.

The Company and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Acquisition. Information regarding the officers and directors of the Company is included in the Definitive Proxy Statement on Schedule 14A filed with the SEC on July 27, 2011, with respect to the 2011 Annual Meeting of Shareholders of the Company. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials filed with SEC in connection with the Acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

99¢ ONLY STORES

Date: December 1, 2011	By: /s/ Eric Schiffer
Eric Schiffer
Chief Executive Officer